MOORE STEPHENS
ELLIS FOSTER LTD.

CHARTERED ACCOUNTANTS

1650 West 1st Avenue
Vancouver, BC Canada V6J 1G1
Telephone: (604) 737-8117 Facsimile: (604) 714-5916
Website: www.ellisfoster.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the Registration Statement on Form S-4 of Source Petroleum Inc. (formerly Red Sky Resources, Inc.) of our report, dated January 14, 2005, on our audit of the statement of stockholders' equity (deficit) from October 14, 2001 (inception) to December 31, 2004 and the statements of operations and cash flows for the year ended December 31, 2004.

Our report, dated January 14, 2005, contains an explanatory paragraph that states that Source Petroleum Inc. (formerly Red Sky Resources, Inc.), has not realized any revenues from operations since inception. This condition raises substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ MOORE STEPHENS ELLIS FOSTER LTD.

February 13, 2007
Vancouver, Canada